LICENSE AGREEMENT
                        -----------------

        THIS LICENSE AGREEMENT is made and entered into this first day of August, 1999, by and between Duke University, a North Carolina corporation not-for-profit having its principal office at Durham, North Carolina ("DUKE"), and Cistron Biotechnology, a corporation having its principal office at 10 Bloomfield Avenue, Pine Brook, NJ 07058 ("CISTRON").

                                WITNESSETH:

        WHEREAS, Herman Staats, Ph.D., a resident of North Carolina and DUKE employee ('STAATS") is an inventor of certain DUKE PATENTS as hereinafter defined; and

        WHEREAS, DUKE represents that it is the sole owner of the entire right, title and interest in the DUKE PATENTS; and

        WHEREAS, STAATS has assigned any and all of his right, title, and interest in and to said DUKE PATENTS and said JOINT PATENTS to DUKE; and

        WHEREAS, DUKE has the right to grant licenses under the DUKE PATENTS and to the JOINT PATENTS and wishes to have the technology protected by these patents utilized in the public interest; and

        WHEREAS, as herein set forth and subject to the terms hereof, CISTRON desires a license in and to DUKE's rights in the DUKE PATENTS and the JOINT PATENTS;

        NOW, THEREFORE, for good and valuable consideration, which DUKE acknowledges having received from CISTRON, and in further consideration of the mutual promises set forth herein, the parties agree as follows:

	1.	Definitions. As used herein the following defined terms shall have the following respective meanings:

	a. "AFFILIATED COMPANY" means any company (i) in which CISTRON now or hereafter owns or controls, directly or indirectly, fifty percent (50%) or more of the stock having the right to vote for directors thereof, or (ii) which owns or controls, directly or indirectly, fifty percent (50%) or more of CISTRON's stock having the right to vote for directors.

	b. "AGREEMENT" means this License Agreement.

	c. "BLA" shall mean Biologics License Application with the FDA or its component PLA and ELA applications arising from the LICENSED PATENTS, or any equivalent application filed with a similar foreign regulatory or governmental agency with jurisdiction over new drug approvals.

	d. "DUKE PATENTS" means patent application serial number
09/168910 entitled "Substantially non-toxic biologically active mucosal adjuvants in vertebrate subjects" filed October 8, 1998 in the United States Patent and Trademark Office, including all amendments, continuation applications, divisional applications, continuation-in-part applications, and reissues based thereon, and foreign counter parts thereto.


	e. "EFFECTIVE DATE" means the date of the last signature inscribed on page 13 of this AGREEMENT.

	f "FDA" means the United States Food and Drug Administration.

	g. "FIELD" shall mean, and shall be strictly limited to, the development, manufacture, importation, offer for sale, and sale of intra-nasally administered vaccines or vaccine adjuvants formulated with IL-lb for prophylaxis and/or therapy of all human diseases.

	h. "FIRST COMMERCIAL SALE" means the initial transfer, following Product Licensing Application or Biological Licensing Application approval by the FDA, by CISTRON of LICENSED PRODUCTS in exchange for cash or some equivalent to which value can be assigned for the purpose of determining NET SALES.

	i. "IL-1b" shall mean human Interleukin-1 beta protein, fragments of human Interleukin 1-beta protein, and mutant forms of human Interleukin 1-beta protein.

	j. "JOINT PATENTS" shall mean any patent or patent application that, first, has inventors from both CISTRON and DUKE, and, second, relates to the FIELD, and, third, has claims protecting the use of a mutant form of IL-1b as an intranasal vaccine adjuvant, and, fourth, is based on an invention disclosed to DUKE in an Invention Disclosure Form which was assigned File # 1689 and which is incorporated in its entirety as Exhibit A of this AGREEMENT. The term "JOINT PATENTS" shall also include all amendments, continuation applications, divisional applications, continuation-in-part applications, reissues, and foreign counter parts thereto.

	k. "LICENSED PATENTS" shall mean, collectively, DUKE PATENTS and DUKE's rights in JOINT PATENTS.

	1. "LICENSED PRODUCT(S)" means any product which is produced or sold by CISTRON, any AFFILIATED COMPANY or any sublicensee that infringes one or more issued claims of the LICENSED PATENTS in the FIELD.

	m. "NDA" means a New Drug Application with the FDA or its component PLA and ELA applications arising from the development of a LICENSED PRODUCT, or any equivalent application filed with a similar foreign regulatory or governmental agency with jurisdiction over new drug approvals.

	n. "NET SALES" means the gross sales of the LICENSED PRODUCT by CISTRON or any sublicensee of CISTRON to independent third parties, less price adjustments, return goods, billing corrections, cash, trade and contract discounts, taxes arising from the sale of the LICENSED PRODUCT, freight, and other special charges. If a LICENSED PRODUCT is not sold independently, but rather is sold in combination with other material which is not a LICENSED PRODUCT, then (i) the NET SALES of said LICENSED PRODUCT shall be deemed to be the current equivalent NET SALES for the same quantity of said LICENSED PRODUCT which is sold independently; or (ii) if there are not independent current sales of said LICENSED PRODUCT, the NET SALES shall be deemed to be equal to one hundred fifty percent (150%) of the direct cost of producing said LICENSED PRODUCT, determined in accordance with generally accepted accounting principles consistently applied, not to exceed the actual Net Sales price of such compound product.

	o. "PMC" shall mean the Pasteur-Merieux-Connaught division of Aventis Pharmaceuticals.

	2. 	License.

	a. DUKE hereby grants to CISTRON and CISTRON hereby accepts from DUKE, upon the terms and conditions herein specified, an exclusive license to make, have made, use, import, offer for sale, and sell the LICENSED PRODUCTS in the FIELD.

b. The territory of the license granted in this AGREEMENT shall include the United States of America and all DESIGNATED COUNTRIES in which CISTRON elects to support patent expenses under Sections 6 and 7 herein.

	CISTRON shall have the exclusive right to grant sublicenses under this AGREEMENT without the payment of a further license fee. Any such sublicenses shall be subject to the terms of this AGREEMENT but may include such additional terms as CISTRON determines to be appropriate. Royalties due on sublicenses shall be determined in the same manner as royalties due from CISTRON, as set forth in Section 3 of this AGREEMENT, and shall be based on the NET SALES of the sublicensee. Any income received from such sublicensing is creditable against minimum royalty requirements set forth in Section 3c of this AGREEMENT. CISTRON agrees to be responsible for the performance hereunder by its sublicensees, if any. If, for any reason, this AGREEMENT is terminated, CISTRON agrees to assign all such sublicense directly to DUKE. In the event that, due to termination of this AGREEMENT, a sublicense is assigned directly to DUKE licensee shall have all the rights that CISTRON has under this AGREEMENT including the termination on rights as set forth in Section 11 of this AGREEMENT.

	3. 	Royalties, Other Consideration, Records and Reports.

	a. CISTRON shall pay to DUKE a license issue royalty of One hundred Thousand Dollars ($100,000) upon the execution of this AGREEMENT by all parties thereto. In addition, CISTRON shall pay to DUKE milestone royalties upon the achievement by CISTRON, its sublicensees, or its AFFILIATES of certain milestone-based royalties in the development of LICENSED PRODUCTS as follows:

	i.		Fifty thousand dollars ($50,000) upon the issuance of
the first patent in the United States of America based on DUKE PATENTS; and

	ii.		Twenty five thousand dollars ($25,000) upon the
issuance of the first patent in the United States of America based on JOINT PATENTS; and

	iii.		Two Hundred Thousand Dollars ($200,000) upon approval
of the first NDA or BLA for a LICENSED PRODUCT.

	iv.		One hundred thousand dollars ($100,000) upon a
decision by PMC to exercise its option to participate with CISTRON in the development of LICENSED PRODUCTS that are therapeutic vaccines.

	v.		One hundred thousand dollars ($100,000) upon a
decision by PMC to exercise its option to participate with CISTRON in the development of LICENSED PRODUCTS that are prophylactic vaccines.

	Such milestone-based royalties shall not be creditable to any royalty or other fee or payment due to DUKE under this AGREEMENT. All such milestone fees shall be due and payable thirty (30) days from the attainment of the milestone by CISTRON.

	b. Commencing with the FIRST COMMERCIAL SALE and at such times and in such manner set forth hereinafter, CISTRON shall pay to DUKE a royalty on NET SALES of LICENSED PRODUCTS. Such royalty shall be at the rate of one-half of one percent (0.5%) of NET SALES.

	c. If CISTRON, its AFFILIATES, or its sublicensees is required to pay royalties based on net sales to any third party in order to make, have made, use, or sell LICENSED PRODUCTS in a country, then the royalty for such LICENSED PRODUCTS in such country payable to DUKE by CISTRON shall be reduced by fifty-percent (50%) of the amount actually paid by CISTRON to such third parties; provided, however, that in no event shall the rate of the royalty paid by CISTRON to DUKE pursuant hereto be less than one quarter of one percent (0.25%) of NET SALES of such LICENSED PRODUCTS in such countries.

	d. Beginning with the year that ensues on the second January 1 following the approval of the first LICENSED PRODUCT by the FDA or a comparable regulatory authority in the European Union, CISTRON shall be obligated to pay DUKE a minimum annual royalty of Twentyfive Thousand Dollars ($25,000).

	e. Commencing with the FIRST COMMERCIAL SALE and at such times and in such manner set forth hereinafter, CISTRON shall render to DUKE prior to February 28th and August 31st of each year a written account of the NET SALES of LICENSED PRODUCTS subject to royalty hereunder made during the prior six (6) month periods ending December 31st and June 30th, respectively, and shall simultaneously pay to DUKE the royalties due on such NET SALES in United States Dollars. Minimum annual royalties, if any, which are due DUKE for any calendar year, shall be paid by CISTRON along with the written report due on February 28th of each year. Reports of NET SALES shall reference DUKE File numbers 1500 and 1689 and shall be made using a form substantially similar to the model presented in EXHIBIT B of this AGREEMENT.

	f. CISTRON will make all payments due under this subsections a-d of this Section 3 on or before the date required by the terms of this AGREEMENT, or within thirty (30) days of any invoice date on invoices received from DUKE pursuant to this AGREEMENT. If LICENSEE has not paid any amount due to DUKE in accordance with this subsection d, DUKE may increase the amount due (in U.S. Dollars) by an annual percentage rate equal to one percent (1%) of the amount then due, compounded monthly until such time as CISTRON has met the full financial obligation due at the time of the next payment or invoice due date.

	g. Excepting the existing business relationship between CISTRON and PMC to develop IL1-based vaccine adjuvants, should CISTRON enter into any strategic alliance, joint venture, partnership or other business relationship with another commercial party or parties, other than an AFFILIATED COMPANY, for the purpose of developing or commercializing the LICENSED PRODUCTS, CISTRON shall pay to Duke the greater of Fifty Thousand Dollars ($50,000) or ten percent (10%) of the aggregate of any sublicensing fees or cash payments received by CISTRON pursuant to such business relationship ("Rights Payments"); provided, however, such Rights Payments shall specifically exclude amounts received by CISTRON in the form of research and development funding, equity investments, performance-based research, development, or commercialization milestone payments, or sales bonuses. Should any Rights Payments be made in the form of non-cash consideration, CISTRON and DUKE agree to negotiate in good faith to determine a cash value for such consideration, and such determined cash value shall be included in calculating the Rights Payments, if any, due DUKE. All Rights Payments shall be due and payable to DUKE by CISTRON thirty (30) days following the later of (i) the event that obligates CISTRON for such Rights Payments or (ii) the agreement by DUKE and CISTRON as to the cash value for any non-cash consideration received by CISTRON which obligates CISTRON for such Rights Payments.

	h. CISTRON shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary to properly ascertain and verify the royalties payable by them hereunder. Upon DUKE's request, but no more than one time per calendar year, CISTRON shall permit an independent Certified Public Accountant selected by DUKE (except one to whom CISTRON has some reasonable objection) to have access during ordinary business hours to such of CISTRON's records as may be necessary to determine, in respect of any quarter ending not more than two
(2) years prior to the date of such request, the correctness of any report and/or payment made under this AGREEMENT.

	i. During the term of this AGREEMENT, representatives of DUKE will meet with representatives of CISTRON at times and places mutually agreed upon to discuss the progress and results, as well as the ongoing plans, with respect to the evaluation and development of the LICENSED PATENTS; provided, however, that should DUKE's personnel be required by CISTRON to consult with CISTRON outside of Durham, North Carolina, CISTRON will reimburse reasonable travel and living expenses incident thereto.

	4.	Representations by DUKE.

	a. DUKE represents that:

	i.		To the best of DUKE's knowledge, DUKE is the sole and
exclusive owner of the entire right, title and interest in the DUKE PATENTS unencumbered by any outstanding contracts, agreements or priority claims;

		ii.	DUKE has full right to enter into this AGREEMENT,
grant this license, and carry out the
transactions contemplated hereby;

	5. 	CISTRON's Due Diligence Requirements.

	a. CISTRON shall use commercially reasonable efforts to bring the LICENSED PRODUCTS to market through a thorough, vigorous and diligent program for exploitation of the LICENSED PATENTS throughout the term of this AGREEMENT.

	b. In addition, CISTRON shall adhere to the following commercialization milestones:

	i.		deliver to DUKE prior to November 1, 2001,
verification -of PMC's decision as to whether 	PMC will
participate with CISTRON in the development and marketing of LICENSED PRODUCTS;

	ii.		present to DUKE on a yearly basis in the report
specified in Section 5.e. herein, evidence establishing whether PMC and CISTRON are continuing to collaborate to develop and market LICENSED PRODUCTS;

	iii.		initiate preparation of an Investigational New Drug
application with the FDA, or an equivalent application with a comparable foreign regulatory agency, for a LICENSED
PRODUCT prior to November 1, 2006; and

	iv.		initiate clinical trials in humans prior to November
1, 2008.

	c.		CISTRON shall inform DUKE within fourteen [14] days of a
decision to terminate the existing business relationship between PMC and CISTRON or of a decision by PMC not to collaborate with CISTRON to develop and/or market LICENSED PRODUCTS.

	d.	In the event that PMC and CISTRON decide not to collaborate
to develop and/or market LICENSE PRODUCTS or terminate such a collaboration, CISTRON shall, within six months following the date of such a decision or termination, deliver to DUKE a plan reasonably acceptable to DUKE describing how CISTRON will develop LICENSED PRODUCTS.

	e.	During the term of this AGREEMENT, CISTRON will submit
annual progress reports, including a financial report of moneys spent to date, to DUKE by August 31 of each year which discuss the progress and results, as well as ongoing plans, with respect to the LICENSED PATENTS. DUKE shall have the right to request one meeting per year to discuss such information.

	f.	DUKE may terminate this AGREEMENT or convert this AGREEMENT
to a non-exclusive agreement if CISTRON fails to meet any of the commercialization milestones set forth in subsections b-d. of this Section
5. However, in the event that DUKE informs CISTRON that DUKE intends to convert this AGREEMENT to a non-exclusive license because CISTRON has failed to meet either of the milestones put forth in Section 5.b. iii. or
Section 5.b.iv, CISTRON may maintain an exclusive license by paying to DUKE a non-refundable, noncreditable diligence royalty of twenty-five thousand dollars ($25,000) per year in every year that the development of LICENSED PRODUCTS is delayed relative to the specified milestone, such diligence royalty to be paid within thirty (30) days of notification by DUKE of an intent to convert the license to non-exclusive and on a yearly basis in any subsequent years.

	6. 	Matters relating to DUKE PATENTS.

	a. Prosecution of DUKE PATENTS. Subsequent to the EFFECTIVE DATE of this AGREEMENT, DUKE shall continue to have sole responsibility for the filing, prosecuting and maintaining of appropriate worldwide patents for the DUKE PATENTS. DUKE shall keep CISTRON advised as to the prosecution of such applications by forwarding to CISTRON copies of all official correspondence relating thereto. CISTRON agrees to cooperate with DUKE in the prosecution of worldwide patent applications to insure that the applications reflect, to the best of CISTRON's knowledge, all items of commercial and technical interest and importance.

	b. US. Patent Expense for DUKE PATENTS. DUKE shall pay for all expenses prior to and during the term of this AGREEMENT associated with prosecution and maintenance of patent applications and patents related to the DUKE PATENTS in the United States of America, and CISTRON shall reimburse DUKE for all such patent expenses within thirty [30] days of being invoiced by DUKE.

	c. Foreign Patent Expenses for DUKE PATENTS. DUKE shall request from CISTRON a written list of foreign countries in which CISTRON wishes DUKE to prosecute and maintain DUKE PATENTS ("DESIGNATED COUNTRIES"), and DUKE shall proceed to prosecute and maintain DUKE PATENTS in the DESIGNATED COUNTRIES. CISTRON shall reimburse DUKE for all expenses associated with prosecution and maintenance of patent applications and patents related to the DUKE PATENTS in the DESIGNATED COUNTRIES, such reimbursement to be made within thirty [30] days of being invoiced. DUKE shall be free, at its own option and expense, to file patents in foreign countries that are not DESIGNATED COUNTRIES. CISTRON shall have no rights under Section 2 of this AGREEMENT to practice patents in countries that are not DESIGNATED COUNTRIES and no obligation to reimburse DUKE for patent expenses incurred in pursuing patent protection in countries that are not DESIGNATED COUNTRIES.

	d. Discontinuance of Patent Support for DUKE PATENTS. CISTRON may, at its sole option, elect to discontinue reimbursement of patent expenses incurred during prosecution or maintenance of any individual patent or patent application within DUKE PATENTS within the United States or any DESIGNATED COUNTRY by providing DUKE with written notice that it no longer wishes to reimburse DUKE for such expenses. However, any rights granted to CISTRON in Section 2 of this AGREEMENT shall be revoked with respect to any patent application or patent that CISTRON elects not to support financially, such revocation of rights to become effective immediately upon receipt by DUKE of written notice from CISTRON that it no longer wishes to reimburse DUKE for patent expenses for a given patent or patent application.

	e. Sharing of Patent Expenses with Other Parties Licensing DUKE PATENTS. DUKE agrees that any license agreement granting rights in DUKE PATENTS outside the FIELD to third parties shall participate in reimbursing DUKE for patent expenses related to prosecution and maintenance of DUKE PATENTS, the share to be paid by each licensee to be determined by DUKE. DUKE will consider total patent expenses incurred and the scope of the field licensed by each licensee to determine an equitable allocation of expenses. DUKE shall inform all licensees when any new license agreement is executed and what the revised allocation of patent expenses will be. To the extent a licensee has not paid its allocated share of such patent expenses, said licensee will be invoiced for reimbursement of its share of said expenses.

	f. Divisional applications with no claims in the FIELD. In the event that DUKE is required to respond to a restriction requirement issued by the United States Patent and Trademark Office or a comparable foreign agency during prosecution of the DUKE PATENTS and file divisional applications which do not include claims in the licensed FIELD [NON-LICENSED DIVISIONALS], CISTRON will have no rights in such NONLICENSED DIVISIONALS, and no obligation to reimburse DUKE for expenses incurred by DUKE in prosecuting or maintaining such NON-LICENSED DIVISIONALS.

	7. 	Matters relating to JOINT PATENTS.

	a. Prosecution of JOINT PATENTS. CISTRON shall have sole responsibility for the filing, prosecuting and maintaining of appropriate worldwide patents and patent applications for the JOINT PATENTS using counsel reasonably acceptable to DUKE, and CISTRON shall pay all expenses incurred in such activities. CISTRON shall keep DUKE advised as to the prosecution of such applications by forwarding to DUKE copies of all official correspondence relating thereto. CISTRON and DUKE agree to cooperate in the prosecution of worldwide JOINT PATENTS to insure that the applications reflect, to the best of both parties' knowledge, all items of commercial and technical interest and importance. CISTRON agrees to allow DUKE sufficient time to make suggestions with regard to patent prosecution and to give such suggestions reasonable consideration. CISTRON will not abandon, nor allow to go abandoned, any patent application that is included in JOINT PATENTS without first giving DUKE written notice that CISTRON intends to abandon such an application, such notice to be given in sufficient time for DUKE to assume responsibility for prosecution of such JOINT PATENTS. In the event that DUKE assumes responsibility for prosecuting any JOINT PATENT that CISTRON intends to abandon, CISTRON shall lose all rights in such application, and DUKE shall assume full financial responsibility for the prosecution and maintenance of such an application.

	b. Foreign Patent Filings for JOINT PATENTS. CISTRON shall supply to DUKE a written list of foreign countries in which CISTRON intends to prosecute and maintain JOINT PATENTS ("DESIGNATED COUNTRIES"), DUKE shall be free, at its own option and expense, to file, prosecute, and maintain JOINT PATENTS in foreign countries that are not DESIGNATED COUNTRIES. CISTRON shall have no rights under Section 2 of this AGREEMENT to practice JOINT PATENTS in countries that are not DESIGNATED COUNTRIES.

	8.		Infringement of Third Party Patents. Each party to this
AGREEMENT (here, the "notifying party") shall give the other party to this AGREEMENT prompt notice of each claim or allegation received by the notifying party that the manufacture, use or sale of LICENSED PRODUCTS constitutes an infringement of a third-party patent or patents. CISTRON shall have the primary right and responsibility at its own expense to defend and control the defense of any such claim against CISTRON, by counsel of CISTRON's own choosing. The settlement of any such actions must be approved by DUKE, which approval may not be unreasonably withheld or delayed. DUKE agrees to cooperate with CISTRON in any reasonable manner deemed by CISTRON to be necessary in defending or prosecuting such actions. CISTRON shall reimburse DUKE for all expenses incurred in providing such assistance. Notwithstanding the foregoing, DUKE, shall, in its sole discretion and at its sole expense, be entitled to participate through counsel of its own choosing in any such action.

	9.		Infringement by Third Parties. Upon learning of the infringement of the LICENSED PATENTS by a third party, the party learning of such infringement shall promptly inform the other party in writing of that fact along with any evidence available pertaining to the infringement. CISTRON may at its own expense take whatever steps are necessary to stop the infringement and recover damages. In such case, CISTRON will keep DUKE informed of the steps taken and the progress of any legal action taken.
DUKE shall receive twelve and one-half percent (12.5%) of any damages received in excess of legal expenses incurred by CISTRON in enforcing rights in the LICENSED PATENTS. If CISTRON does not undertake, within sixty (60) days of notice, to enforce the rights in the LICENSED PATENTS against the infringing party, the DUKE shall have the right, at its own expense to take whatever steps are necessary to stop the infringement and recover damages and shall be entitled to retain the damages so recovered.

	10.	Government Clearance, Publication, Other Use, Export.

	a. CISTRON agrees that it and its sublicensees will use reasonable efforts to have the LICENSED PRODUCTS cleared for marketing in those counties in which CISTRON intends to sell the LICENSED PRODUCTS by the responsible government agencies requiring such clearance. To accomplish said clearances at the earliest possible date, CISTRON agrees to file, according to the usual practice of CISTRON, any necessary data with said government agencies. Should CISTRON cancel its development efforts under this AGREEMENT, CISTRON agrees to assign its full interest and title in such market clearance application, including all data relating thereto, to DUKE..

	b. DUKE shall be free to publish the results of its continued research on the subject area of LICENSED PATENTS but agrees to submit to CISTRON for its review and comment, a copy of any proposed publication authored by STAATS and resulting from research involving IL1 beta in vaccine adjuvants at least thirty (30) days prior to the date submitted for publication, and if no response is received within thirty (30) days of the date submitted to CISTRON, it will be conclusively presumed that the publication may proceed without delay. DUKE shall in good faith consider any comments provided by CISTRON and shall consider the sensitive nature and timing of publication of unprotected intellectual property. If CISTRON determines that the proposed publication contains proprietary subject matters which require protection, CISTRON may request the delay of the publication for sixty (60) days from the date first submitted to CISTRON in order to perfect such protection. Nothing in this AGREEMENT shall be construed as giving CISTRON editorial control over any publication. Nothing in this AGREEMENT shall be construed as prohibiting DUKE or CISTRON from reporting on the results of such research to a governmental agency if so required by law. For purposes of this AGREEMENT, publication shall mean the disclosure of information to any person or entity who is not subject to the confidentiality provisions of Section 13 of this AGREEMENT.

	c. Except CISTRON's publication review rights set forth in
Section 10.b of this AGREEMENT, nothing in this Section 9 shall be construed as to restrict DUKE's right to use the LICENSED PATENTS for its own educational, teaching, and research purposes without restriction.

	d. This AGREEMENT is subject to all United States laws, rules, and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology.

	11.	Duration and Termination.

	a. This AGREEMENT shall become effective upon the EFFECTIVE
DATE, and unless sooner terminated in accordance with any of the provisions of this AGREEMENT, shall remain in full force and effect until the last-to-expire of any LICENSED PATENTS, or any extension thereof under the Waxman-Hatch Act or any other relevant legislation extending patent life or market exclusivity based on patent protection.

	b. CISTRON may terminate this AGREEMENT by giving DUKE written notice at least three (3) months prior to such termination, and thereupon terminate the license granted under this AGREEMENT.

	c. Either party may immediately terminate this AGREEMENT for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to such other party. If either party fails to fulfill any of its obligations under this AGREEMENT, the non-breaching party may terminate this AGREEMENT upon written notice to the breaching party as provided in this subsection c. Such notice must contain a full description of the event or occurrence constituting a breach of the AGREEMENT. The party receiving notice of the breach will have the opportunity to cure the breach within thirty (30) days of receipt of such notice. If the breach is not cured within such thirty (30) day period, the termination will be effective as of the thirtieth (30th) day after receipt of notice.

	d. Upon termination of this AGREEMENT, CISTRON may notify DUKE of the amount of LICENSED PRODUCT CISTRON then has on hand, and CISTRON shall then have a license to sell only that amount of the LICENSED PRODUCT, provided CISTRON shall pay the royalty thereon at the rate and at the time provided pursuant to this AGREEMENT.

	e. If during the term of this AGREEMENT, CISTRON shall be adjudicated bankrupt or insolvent or if the business of CISTRON shall be placed in the hands of a receiver or trustee, whether by the voluntary act of CISTRON or otherwise, or if CISTRON shall cease to exist as an active business, this AGREEMENT shall immediately terminate, and DUKE shall have all remedies and rights available to it for termination with cause.

	12.	Force Majeure.

	a. Neither party shall be considered in breach of its obligations under this AGREEMENT nor liable for any costs or damages due to nonperformance under this AGREEMENT arising out of any cause or event not within the reasonable control of such party and without such party's fault or negligence, such causes or events being hereinafter referred to as "Events of Force Majeure."

	b. Each party shall give the other party prompt notice of the occurrence of any Event of Force Majeure, including such information as is reasonably necessary to establish the Event of Force Majeure; thereupon, the obligations of the party giving notice, so far as they are affected by the Event of Force Majeure, shall be suspended during, but no longer than, the continuance of the Event of Force Majeure.

        c. Events of Force Majeure shall only excuse delays in performance and only to the extent such delays are directly attributable to the Event of Force Majeure. No Event of Force Majeure shall be an excuse for permanent nonperformance.

        d. Neither party shall be liable for any delay or failure in the performance of its obligations under this AGREEMENT that directly results from any failure of the other party to perform its obligations as set forth in this AGREEMENT.

13.		Confidentiality.

        a. "Confidential Information" means all information, including, but not limited to, the trade secrets and know-how of the respective parties which is clearly identified as "Confidential" or "Proprietary" by the disclosing party at the time of disclosure. If such transmittal occurs orally, the disclosing party shall identify the oral disclosure as confidential at the time of disclosure and shall confirm in writing the confidential nature of such information within thirty (30) days of the disclosure. Confidential information shall not mean any information that:

        i. is known to the receiving party at the time of disclosure by the disclosing party;
        ii.     is developed independently by the receiving party;

        iii. is within, or later falls within, the public domain without breach of this AGREEMENT by the receiving party;
        iv. is publicly disclosed with written approval of the disclosing party; or

        v. becomes lawfully known or available to the receiving party without restriction from a source having the lawful right to disclose the information without breach of this AGREEMENT by the receiving party.

        Provided further, the receiving party shall have the burden of proof as to prior knowledge and absence of breach.

        b. Confidential Information disclosed on a restricted basis pursuant to a judicial or other lawful government order shall remain Confidential Information as between the parties and shall only be disclosed under terms which provide for continued protection of the information, and, where possible, the disclosing party shall be a party to the negotiation of the terms for such protection. Notwithstanding any provision herein to the contrary, this AGREEMENT shall not be construed to limit the receiving party's obligation and ability to comply with any judicial or other lawful government order to disclose Confidential Information on a restricted basis.

	c. Subject to the marking requirements of Section 13.a. of this AGREEMENT, the obligation of confidentiality under this AGREEMENT shall apply regardless of the form the Confidential Information takes..

        d. Each party acknowledges that in the performance of this AGREEMENT it shall receive Confidential Information from the other party and that such Confidential Information is the exclusive property of the disclosing party. The receiving party agrees to hold the Confidential Information of the disclosing party in strict confidence in accordance with the provisions of this AGREEMENT. A receiving party:

        i. shall not permit or suffer its employees or agents to remove any proprietary or other legends or restrictive notices contained or included in any Confidential information provided by the disclosing party;

        ii. shall not permit or suffer its employees or agents to copy any Confidential Information, except as provided in this AGREEMENT or consented to in writing by the disclosing party

        iii. shall not, except as may be provided in Section 10 of this AGREEMENT regarding publication, disclose any Confidential Information to a third party without the prior written consent of the disclosing party hereto;

        iv. shall exercise care to keep secure and maintain the Confidential Information of the disclosing party in a manner no less protective than that used to maintain the confidentiality of the receiving party's own Confidential Information, but in any event not less than a reasonable degree of care; and

        v. agrees to use the Confidential Information only to further the purposes set forth in this AGREEMENT.

        e. A receiving party may disclose Confidential Information to officers, employees or agents under the control and direction of the receiving party only in the normal course of business and on a need-to-know basis within the purpose of this AGREEMENT. Provided, however, prior to any disclosure all such officers, employees or agents shall have entered into written agreements with the receiving party, or have in place binding policies covering the disclosure of such third-party Confidential Information and have on file signed acknowledgments of such binding policies from each officer, employee or agent to which Confidential Information is disclosed, requiring such officers, employees or agents to treat and use all such Confidential Information in a manner consistent with the terms and conditions of this AGREEMENT.

        f. A receiving party's obligation to comply with the confidentiality provisions of this AGREEMENT with respect to Confidential Information disclosed by the disclosing party shall extend for a period of six (6) years from the date of disclosure of Confidential Information.

        g. Upon thirty (30) days written notice from the disclosing party, the receiving party shall: (i) surrender and deliver all Confidential Information of the disclosing party, including all copies thereof; or (ii) with the written consent of the disclosing party, destroy the Confidential Information and all copies thereof and provide satisfactory evidence of such destruction to the disclosing party within one (1) month following said notice. Notwithstanding anything in this AGREEMENT to the contrary, (i) a receiving party may retain one copy of each item of Confidential Information disclosed by the disclosing party solely as evidence of compliance with this AGREEMENT and for no other purpose, and (ii) upon a request by CISTRON to surrender and deliver all CISTRON's Confidential Information, DUKE shall be relieved of its obligation to continue any research dependent upon CISTRON's Confidential Information.

        14. Notices. All notices or other communication shall be in writing and shall be deemed duly given one (1) day after delivery by facsimile, provided that an originator copy of the notice is deposited in the international mail, postage pre-paid, and addressed as set forth below; or five (5) days after deposit thereof in the registered international mail, return receipt requested, postage pre-paid with copies to the other parties addressed as follows:

If to DUKE:

        Office of Science and Technology
        Attn: License Administrator
        Duke University
        Room 230, North Building
        Box 90083
        Durham, North Carolina 27708
        Facsimile No.: (919) 681 - 7599

with a copy to:

        Office of the University Counsel

	Duke University Medical Center
	DUMC Box 3024
	2400 Pratt Street, Suite 4000
	Durham, North Carolina 27710
	Facsimile No.: (919) 684-8725

	If to CISTRON:

	CISTRON Biotechnology
	10 Bloomfield Avenue
	Pine Brook, NJ 07058
	Facsimile no. 973-575-4854

Any party may change its address for notice by giving notice to the other party of the change.

        15. Assignment. Neither DUKE nor CISTRON may assign, delegate or otherwise transfer any of its rights or obligations under this AGREEMENT without the prior written consent of the other party; provided, however, CISTRON may assign its rights and obligations under this AGREEMENT to any AFFILIATED COMPANY of CISTRON or to any AFFILIATED COMPANY of such AFFILIATED COMPANY of CISTRON or to any surviving entity with which CISTRON merges or to which CISTRON sells substantially all of CISTRON's assets, provided CISTRON shall give DUKE prior written notice of such assignment.

        16. Binding Effect. This AGREEMENT will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

        17. Indemnity, Insurance, Representations, Status.

	a. CISTRON agrees to indemnify, hold harmless and defend DUKE, its officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees and expenses asserted by third parties, both government and non-government, resulting from or arising out of CISTRON's omission, negligence or wrongful act in the development, production, manufacturing, exploitation, or marketing of the LICENSED PATENTS. CISTRON further agrees to indemnify and save DUKE harmless from and against any loss, damage, or expense suffered by DUKE as a result of CISTRON's default under or breach of this AGREEMENT. DUKE agrees to indemnify and save CISTRON harmless against any loss, damages, or expense suffered by CISTRON as a result of DUKE's negligence, wrongful acts or default under or breach of this AGREEMENT.

	b. CISTRON shall maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under subsection a of this Section 17. DUKE shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

	c. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY DUKE OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED PATENTS. DUKE SHALL HAVE NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY LICENSED PRODUCT, AND, EXCEPT AS SET FORTH IN SECTION 17A ABOVE, DUKE SHALL HAVE NO LIABILITY WHATSOEVER TO CISTRON OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON CISTRON OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM:

        i.      the production, use, or sale of any LICENSED PRODUCT;

	ii.	the use of the PATENT RIGHTS; or

        iii. any advertising or other promotional activities with respect to any of the foregoing.

	d. The parties to this AGREEMENT recognize and agree that each is operating as an independent contractor and not as an agent of the other. This AGREEMENT shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

        18. Use of a Party's Name. Neither party will, without the prior written consent of the other party:

	a. use in advertising, publicity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other party; or

	b. represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

        19. General.

	a. Severance. Each clause of this AGREEMENT is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this AGREEMENT will not be affected thereby so long as the principal intent of this AGREEMENT is unaffected.

	b. Waiver. The failure of a party in any instance to insist upon the strict performance of the terms of this AGREEMENT will not be construed to be a waiver or relinquishment of any of the terms of this AGREEMENT, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect. No waiver of any obligation under this AGREEMENT shall be effective unless in writing and signed by the authorized representative of the party consenting to such waiver.

	c. Modification. Any alteration, modification, or amendment of this AGREEMENT must be in writing and signed by the authorized representative of each party.

	d. Governing Law. This AGREEMENT shall be construed and enforced in accordance with and governed by the substantive law of the State of North Carolina and the United States of America, including the patent and copyright laws of the United States of America.

	e. Construction. All titles and section headings contained in this AGREEMENT are inserted only as a matter of convenience and reference. Such titles and headings shall not define, limit, extend or describe the scope of this AGREEMENT or any of its provisions.

	f. Entire Understanding. This AGREEMENT represents the entire understanding between the parties with respect to the subject matter contained therein and supersedes all other agreements, express or implied, between the parties with respect to the same.

	g. Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same document.

	h. All references to payments of monies under this AGREEMENT shall be deemed to be in U.S. dollars.

Remainder of this page intentionally left blank

                                        /
                                        /
                                        /
                                        /
                                        /
                                        /
                                        /
                                        /
                                        /
                                        /

        IN WITNESS WHEREOF, the authorized representatives of the parties have caused these presents to be executed under seal as of the date and year first above written.

DUKE UNIVERSITY

By:/s/ ROBERT L. TABER, Ph.D.
   --------------------------
Name:  Robert L. Taber, Ph.D.
Title: Associate Vice Chancellor

CISTRON Biotechnology

By:  /s/ FRANKLIN J. IRIS
    ---------------------
Name:    Franklin J. Iris
Title: CEO
       10/1/99

EXHIBIT A - DUKE UNIVERSITY INVENTION DISCLOSURE FOR OST FILE 1689

EXHIBIT B- FORM FOR REPORTING ROYALTIES BASED ON NET SALES